Exhibit 99.1

For Immediate Release

Media Relations Contact Greg Rossiter 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded management call
800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart reports second quarter EPS of $0.97, ahead of First Call consensus;

Company raises full-year EPS guidance

Highlights

•	Walmart reports second quarter diluted earnings per share (“EPS”) of $0.97, above First Call consensus of $0.96, and within the company’s guidance of $0.93 to $0.98.

•	The company raised EPS guidance for the full year to a range of $3.95 to $4.05, from its previous range of $3.90 to $4.00.

•	Consolidated operating income for the second quarter grew 4.4 percent to more than $6 billion.

•	Net sales for the second quarter were $103 billion, an increase of 2.8 percent.

•	Walmart International continues to drive growth for the company, as net sales rose 11.0 percent to $26 billion, with strong contributions from Mexico, Brazil and China.

•	The company leveraged operating expenses for the third consecutive quarter.

•	Walmart U.S. comparable store sales for the second quarter 13-week period declined 1.8 percent. Sam’s Club posted a comparable club sales increase, without fuel, of 1.0 percent.

•

Solid operating performance was the main driver contributing to a return on investment (ROI)¹ for the trailing 12 months ended July 31, 2010 of 19.0 percent, up from 18.4 percent for the comparable period last year.

•	The company has returned $9.4 billion to shareholders through dividends and share repurchase in the first half of this fiscal year. Walmart spent $4.1 billion on share repurchase this quarter.

•	During the quarter, the company added almost 5 million square feet of retail space in the 15 countries where it operates. Worldwide, Walmart now has 8,576 units.

¹	See additional information at the end of the release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Aug. 17, 2010 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported second quarter sales and earnings for the period ended July 31, 2010. Net sales for the second quarter of fiscal year 2011 were $103 billion, an increase of 2.8 percent from $100 billion in the second quarter last year. Net sales for the second quarter included a currency exchange rate benefit of $857 million. On a constant currency basis, consolidated net sales increased 2.0 percent. Income from continuing operations attributable to Walmart for the quarter increased to $3.6 billion from $3.5 billion in the second quarter last year.

Diluted earnings per share from continuing operations attributable to Walmart for the second quarter of fiscal year 2011 were $0.97, with a benefit of approximately $0.01 from currency exchange rates. This compares to diluted EPS of $0.89 in the second quarter last year, as adjusted from the previously reported $0.88.

Effective with the second quarter of fiscal year 2011, Walmart changed the methodology for valuing its inventory to allow for more granularity. As a result, the change in the inventory value adjusts the financial results reported last fiscal year. The company is providing adjusted financial statements on its website to reflect these changes.

“We continue to focus on our priorities of growth, leverage and returns. Despite the ongoing challenges of the global economy, we continue to grow our earnings and are reporting $0.97 per share today,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “We are raising our full year guidance to a range of $3.95 to $4.05. Our teams leveraged operating expenses for the third consecutive quarter, through their commitment to the productivity loop.

“The slow economic recovery will continue to affect our customers, and we expect they will remain cautious about spending,” Duke added. “Walmart is committed to our mission of saving people money so they can live better.”

Walmart continues to grow around the world, and the company added almost 5 million square feet of retail space this quarter, with more than 60 percent of the square footage growth in Walmart International.

“Our international business continues to be an impressive growth engine, and Walmart International grew operating income faster than sales,” Duke said.

The company ended the second quarter with free cash flow² of approximately $4.5 billion, compared to $4.2 billion in the prior year. ROI for the trailing 12 months ended July 31, 2010 was 19.0 percent, up from 18.4 percent for the comparable period last year.

“Our goal is to provide a consistently high return and ROI is extremely healthy,” said Tom Schoewe, executive vice president and chief financial officer. “We continue to deliver solid operating performance.”

Earnings Guidance

For the third quarter of this fiscal year, the company forecasts diluted earnings per share from continuing operations attributable to Walmart to range from $0.87 to $0.91, as compared to an as adjusted $0.82 per share last year. The company’s updated full year guidance of $3.95 to $4.05 earnings per share is an increase from the previous range of $3.90 to $4.00 per share. This new guidance assumes that currency exchange rates remain at current levels.

“We are raising full year EPS guidance today due to the strength of our underlying operating performance of our first two quarters, despite the challenges facing Walmart U.S. in the short term and the current economy,” said Schoewe. “In the second quarter, we delivered on our promise to leverage expenses, and this commitment remains a strategic priority throughout the company. We plan to continue leveraging expenses.

²	See additional information at the end of the release regarding non-GAAP financial measures.

“Through the first half of this fiscal year, we have returned more than $9.4 billion to shareholders in the form of share repurchase ($7.1 billion) and dividends ($2.3 billion),” Schoewe said.

The company’s board of directors approved a new $15 billion share repurchase program June 4, which replaced the previous $15 billion plan. Walmart repurchased $4.1 billion in shares during the second quarter of this fiscal year.

Operating Segment Details

Data in the condensed consolidated financial statements included in this news release are based on the fiscal quarters ended July 31, 2010 and 2009. As part of an operational realignment, the Walmart units and Sam’s Clubs in Puerto Rico moved from the Walmart International segment to the respective Walmart U.S. and Sam’s Club segments, effective this fiscal year. Walmart International now consists of the company’s operations outside the United States and Puerto Rico.

Net sales results

Net sales were as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2010	2009	Percent Change	2010	2009	Percent Change
Net Sales:
Walmart U.S.	$64.654	$64.645	0.0%	$126.978	$126.272	0.6%
Walmart International	25.901	23.332	11.0%	50.931	43.953	15.9%
Sam’s Club	12.461	12.191	2.2%	24.204	23.414	3.4%

Total Company	$103.016	$100.168	2.8%	$202.113	$193.639	4.4%

Walmart U.S. net sales of $64.7 billion were flat for the second quarter with the prior year.

Walmart International net sales were $25.9 billion, an increase of 11.0 percent from last year’s second quarter, with strong underlying sales in Mexico, and new store growth in Brazil and China. The increase in Walmart International net sales includes an $857 million positive impact from currency exchange rate fluctuations. The International segment continues to drive growth for the company. On a constant currency basis, Walmart International net sales were up 7.3 percent to $25.0 billion from last year’s second quarter results.

Net sales for Sam’s Club, excluding fuel, increased to $11.4 billion, an increase of 0.6 percent over last year’s second quarter.

Segment operating income details

Segment operating income was as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2010	2009 As Adjusted[3]	Percent Change	2010	2009 As Adjusted[3]	Percent Change
Segment Operating Income:
Walmart U.S.	$4.879	$4.890	-0.2%	$9.494	$9.252	2.6%
Walmart International	1.299	1.112	16.8%	2.382	1.955	21.8%
Sam’s Club	0.428	0.418	2.4%	0.857	0.810	5.8%

Consolidated operating income, which includes unallocated corporate overhead, was $6.2 billion for the second quarter, up 4.4 percent from last year and up 3.6 percent on a constant currency basis.

³	See notes on page 5.

Operating income was down 22 basis points for Walmart U.S. for the second quarter versus last year.

Walmart International reported operating income for the second quarter that included a currency exchange rate benefit of $46 million. On a constant currency basis, Walmart International operating income increased 12.7 percent in the second quarter of fiscal 2011, compared to the same period in fiscal 2010. On a reported basis, Walmart International operating income increased 16.8 percent, to $1.3 billion, compared to the same prior period.

Excluding the impact of acquisitions, Walmart International leveraged constant currency operating expenses for the sixth consecutive quarter. Under the leadership of President and CEO Doug McMillon, Walmart International continues to drive sales and unit growth in its 14 markets, as well as leveraging its scale and resources to improve productivity.

Sam’s Club’s second quarter operating income was up 2.4 percent to $428 million, including a $16 million contribution from fuel profit.

U.S. comparable store sales

The company reports U.S. comparable store sales in this earnings release based on its 13-week and 26-week retail calendar periods ended July 30, 2010 and July 31, 2009, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	07/30/10	07/31/09	07/30/10	07/31/09	07/30/10	07/31/09
Walmart U.S.	-1.8%	-1.5%	-1.8%	-1.5%	0.0%	0.0%
Sam’s Club	1.0%	0.6%	2.6%	-4.3%	1.6%	-4.9%

Total U.S.	-1.4%	-1.2%	-1.1%	-1.9%	0.3%	-0.7%

	Without Fuel		With Fuel		Fuel Impact
	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	07/30/10	07/31/09	07/30/10	07/31/09	07/30/10	07/31/09
Walmart U.S.	-1.6%	1.0%	-1.6%	1.0%	0.0%	0.0%
Sam’s Club	0.8%	2.3%	3.3%	-2.5%	2.5%	-4.8%

Total U.S.	-1.2%	1.2%	-0.8%	0.4%	0.4%	-0.8%

Comparable store sales figures for Walmart U.S. improved by the end of the 13-week period ended July 30, 2010, with traffic trends showing sequential improvement during the period.

The Walmart U.S. operating segment, now led by President and CEO Bill Simon, remains focused on improving sales and customer traffic. The leadership team is working to ensure that the merchandise assortment is relevant for their customers, that Walmart will lead the market on price, and that they will strengthen their relationships with suppliers.

For the 13-week period from Sat., July 31, through Fri., Oct 29, 2010, which is comparable to the company’s third fiscal quarter, Walmart U.S. expects comparable store sales to range between -2.0 percent and 1.0 percent, as compared to a 0.5 percent decline for the comparable period last year.

Sam’s Club delivered 1.0 percent comparable club sales without fuel for the 13-week period ended July 30, 2010, with average ticket, excluding fuel, for this 13-week period increased for both Business and Advantage members.

Sam’s Club expects comparable club sales without fuel during the third quarter 13-week period to range from flat to an increase of 2.0 percent, which compares to a 0.1 percent increase without fuel in the comparable period last year. Brian Cornell, president and CEO of Sam’s Club, and his leadership team remain focused on driving sales through ongoing improvement in merchandise quality and relevance, as well as continued focus on generating higher membership.

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period on Nov. 16, 2010, when the company reports third quarter results.

Notes

Constant currency results are calculated by translating current year results using prior year exchange rates.

Effective Feb. 1, 2010, the company made certain changes to its internal management reporting that impacted only our segment reporting. Prior year amounts have been reclassified to conform to the current year’s presentation. These changes include allocating to the segments certain information systems expenses previously included in unallocated corporate overhead and, in connection with an operational alignment, moving the Puerto Rico operations from the Walmart International segment to both the respective Walmart U.S. and Sam’s Club segments. The Walmart U.S. segment now includes the company’s mass merchant concept in the United States and Puerto Rico operating primarily under the “Walmart” or “Wal-Mart” brand, as well as walmart.com. Walmart International now consists of the company’s operations outside the United States and Puerto Rico. The Sam’s Club segment now includes the warehouse membership clubs in the United States and Puerto Rico, as well as samsclub.com.

In addition, effective May 1, 2010, the company implemented a new enterprise resource planning (“ERP”) system for its operations in the United States, Canada and Puerto Rico. Concurrent with this implementation and the increased system capabilities, the company changed its level of applying the retail method of accounting for inventory from 13 divisions to 49 departments. The company believes the change is preferable because applying the retail method of accounting for inventory at the departmental level better segregates merchandise with similar cost-to-retail ratios and turnover, as well as provides a more accurate cost of goods sold and ending inventory value at the lower of cost or market for each reporting period. The retrospective application of this accounting change impacted both segment and consolidated operating income, as well as consolidated net income for all comparable periods presented.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at more than 8,500 retail units under 55 different banners in 15 countries. With fiscal year 2010 sales of $405 billion, Walmart employs more than 2 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Walmart ranked first among retailers in Fortune Magazine’s 2010 Most Admired Companies survey. Additional information about Walmart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

This release contains statements as to Walmart management’s forecast of the company’s earnings per share for the fiscal quarter to end Oct. 31, 2010 and revised forecast of earnings per share for the full fiscal year to end Jan. 31, 2011 (and a statement of assumptions underlying those forecasts), management’s expectations regarding the comparable store sales of the Walmart U.S. segment and comparable club sales without fuel of the Sam’s Club segment of the company for the 13-week period from July 31, 2010 through Oct. 29, 2010, and management’s expectations regarding a goal of a consistently high return, that the company plans to continue to leverage expenses, regarding the Walmart U.S. segment working to ensure a relevant assortment, price leadership and strengthening relationships with its suppliers and regarding the Sam’s Club segment driving sales through improvement in merchandise quality and relevance and focusing on generating higher membership that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. These statements can be identified by the use of the word or phrase “plan,” “expects,” “forecasts,” “goal,” “guidance,” “to ensure,” and “remain focused” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, consumer spending patterns and debt levels, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Amounts in millions except per share data)	2010	2009 As Adjusted[3]	Percent Change	2010	2009 As Adjusted[3]	Percent Change
Revenues:
Net sales	$103,016	$100,168	2.8%	$202,113	$193,639	4.4%
Membership and other income	710	708	0.3%	1,424	1,451	-1.9%

	103,726	100,876	2.8%	203,537	195,090	4.3%

Costs and expenses:
Cost of sales	77,523	75,056	3.3%	152,223	145,451	4.7%
Operating, selling, general and administrative expenses	20,013	19,891	0.6%	39,387	38,537	2.2%

Operating income	6,190	5,929	4.4%	11,927	11,102	7.4%

Interest:
Debt	477	447	6.7%	932	895	4.1%
Capital leases	65	68	-4.4%	132	138	-4.3%
Interest income	(57)	(42)	35.7%	(108)	(93)	16.1%

Interest, net	485	473	2.5%	956	940	1.7%

Income from continuing operations before income taxes	5,705	5,456	4.6%	10,971	10,162	8.0%

Provision for income taxes	1,958	1,870	4.7%	3,780	3,455	9.4%

Income from continuing operations	3,747	3,586	4.5%	7,191	6,707	7.2%
Loss from discontinued operations, net of tax	—	(7)	-100.0%	—	(15)	-100.0%

Consolidated net income	3,747	3,579	4.7%	7,191	6,692	7.5%
Less consolidated net income attributable to noncontrolling interest	(151)	(107)	41.1%	(294)	(224)	31.3%

Consolidated net income attributable to Walmart	$3,596	$3,472	3.6%	$6,897	$6,468	6.6%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,747	$3,586	4.5%	$7,191	$6,707	7.2%
Less consolidated net income attributable to noncontrolling interest	(151)	(107)	41.1%	(294)	(224)	31.3%

Income from continuing operations attributable to Walmart	$3,596	$3,479	3.4%	$6,897	$6,483	6.4%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$0.97	$0.89	9.0%	$1.85	$1.66	11.4%
Basic loss per common share from discontinued operations attributable to Walmart	—	—	—	—	—	—

Basic net income per common share attributable to Walmart	$0.97	$0.89	9.0%	$1.85	$1.66	11.4%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$0.97	$0.89	9.0%	$1.84	$1.66	10.8%
Diluted loss per common share from discontinued operations attributable to Walmart	—	—	—	—	(0.01)	—

Diluted net income per common share attributable to Walmart	$0.97	$0.89	9.0%	$1.84	$1.65	11.5%

Weighted-average number of common shares:
Basic	3,696	3,891		3,730	3,905
Diluted	3,707	3,900		3,744	3,915

Dividends declared per common share	—	—		$1.21	$1.09

³	See notes on page 5.

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	July 31,		January 31,
(Amounts in millions)	2010	2009 As Adjusted[3]	2010 As Adjusted[3]
ASSETS
Current assets:
Cash and cash equivalents	$10,195	$7,997	$7,907
Receivables, net	4,531	3,684	4,144
Inventories	34,793	33,365	32,713
Prepaid expenses and other	3,395	3,499	3,128
Current assets of discontinued operations	131	147	140

Total current assets	53,045	48,692	48,032

Property and equipment:
Property and equipment	142,123	133,070	137,848
Less accumulated depreciation	(41,012)	(35,707)	(38,304)

Property and equipment, net	101,111	97,363	99,544

Property under capital leases:
Property under capital leases	5,720	5,583	5,669
Less accumulated amortization	(3,017)	(2,759)	(2,906)

Property under capital leases, net	2,703	2,824	2,763

Goodwill	15,993	16,149	16,126
Other assets and deferred charges	4,092	3,581	3,942

Total assets	$176,944	$168,609	$170,407

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$4,639	$1,122	$523
Accounts payable	33,953	28,797	30,451
Dividends payable	2,292	2,073	—
Accrued liabilities	17,547	16,706	18,734
Accrued income taxes	1,257	1,142	1,347
Long-term debt due within one year	5,546	6,959	4,050
Obligations under capital leases due within one year	346	336	346
Current liabilities of discontinued operations	75	41	92

Total current liabilities	65,655	57,176	55,543

Long-term debt	35,629	33,579	33,231
Long-term obligations under capital leases	3,073	3,246	3,170
Deferred income taxes and other	5,368	5,773	5,508
Redeemable noncontrolling interest	323	326	307

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	3,999	4,173	4,181
Retained earnings	61,746	62,840	66,357
Accumulated other comprehensive loss	(1,099)	(318)	(70)

Total Walmart shareholders’ equity	64,646	66,695	70,468
Noncontrolling interest	2,250	1,814	2,180

Total equity	66,896	68,509	72,648

Total liabilities and equity	$176,944	$168,609	$170,407

³	See notes on page 5.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Six Months Ended
	July 31,
(Amounts in millions)	2010	2009 As Adjusted[3]
Cash flows from operating activities:
Consolidated net income	$7,191	$6,692
Loss from discontinued operations, net of tax	—	15

Income from continuing operations	7,191	6,707
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	3,748	3,457
Other	(162)	(244)
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(424)	575
Decrease (increase) in inventories	(2,086)	1,392
Increase (decrease) in accounts payable	3,090	(1,131)
Decrease in accrued liabilities	(1,338)	(861)

Net cash provided by operating activities	10,019	9,895

Cash flows from investing activities:
Payments for property and equipment	(5,554)	(5,744)
Other investing activities	(27)	(4)

Net cash used in investing activities	(5,581)	(5,748)

Cash flows from financing activities:
Increase (decrease) in short-term borrowings, net	4,120	(654)
Proceeds from issuance of long-term debt	6,433	2,956
Payment of long-term debt	(2,639)	(95)
Dividends paid	(2,260)	(2,129)
Purchase of Company stock	(7,112)	(2,792)
Purchase of redeemable noncontrolling interest	—	(456)
Other financing activities	(587)	(264)

Net cash used in financing activities	(2,045)	(3,434)

Effect of exchange rates on cash and cash equivalents	(105)	9

Net increase in cash and cash equivalents	2,288	722
Cash and cash equivalents at beginning of year	7,907	7,275

Cash and cash equivalents at end of period	$10,195	$7,997

³	See notes on page 5.

Wal-Mart Stores, Inc.

Reconciliation of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We generated free cash flow of $4.5 billion and $4.2 billion for the six months ended July 31, 2010 and 2009, respectively. Our free cash flow during the current period was positively impacted by a temporary increase in accounts payable, as a result of timing related to our payment cycles, partially offset by our increased investment in inventory.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the six months ended July 31, 2010 and 2009, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

	For the Six Months Ended
	July 31,
(Amounts in millions)	2010	2009 As Adjusted[3]
Net cash provided by operating activities	$10,019	$9,895
Payments for property and equipment	(5,554)	(5,744)

Free cash flow	$4,465	$4,151

Net cash used in investing activities	$(5,581)	$(5,748)

Net cash used in financing activities	$(2,045)	$(3,434)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 19.0 percent and 18.4 percent for the trailing 12-month periods ended July 31, 2010 and 2009, respectively. The period-over-period increase in ROI is principally due to our solid operating performance, as a result of our focus on expense leverage.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization and rent expense) for the fiscal year or trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing twelve months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by Walmart’s management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI along with reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

³	See notes on page 5.

	For the Twelve Months Ended July 31,
(Dollar amounts in millions)	2010	2009 As Adjusted(3)

CALCULATION OF RETURN ON INVESTMENT

Numerator
Operating income	$24,827	$22,802
+ Interest income	196	242
+ Depreciation and amortization	7,448	6,830
+ Rent	1,875	1,756

= Adjusted operating income	$34,346	$31,630

Denominator
Average total assets of continuing operations (1)	$172,638	$167,015
+ Average accumulated depreciation and amortization (1)	41,248	36,223
- Average accounts payable (1)	31,375	29,355
- Average accrued liabilities (1)	17,127	16,157
+ Rent * 8	15,000	14,048

= Average invested capital	$180,384	$171,774

Return on investment (ROI)	19.0%	18.4%

CALCULATION OF RETURN ON ASSETS

Numerator
Income from continuing operations	$15,447	$13,797

Denominator
Average total assets of continuing operations (1)	$172,638	$167,015

Return on assets (ROA)	8.9%	8.3%

	As of July 31,
	2010	2009 Adjusted(3)	2008 Adjusted(3)
Certain Balance Sheet Data

Total assets of continuing operations (2)	$176,813	$168,462	$165,568
Accumulated depreciation and amortization	44,029	38,466	33,980
Accounts payable	33,953	28,797	29,912
Accrued liabilities	17,547	16,706	15,607

(1)	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

(2)	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of July 31, 2010, 2009 and 2008 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $131 million, $147 million and $974 million, respectively.

(3)	Effective May 1, 2010, the company implemented a new enterprise resource planning (“ERP”) system for its operations in the United States, Canada and Puerto Rico. Concurrent with this implementation and the increased system capabilities, the company changed the level at which it applies the retail method of accounting for inventory from 13 divisions to 49 departments. The company believes the change is preferable because applying the retail method of accounting for inventory at the departmental level better segregates merchandise with similar cost-to-retail ratios and turnover, as well as provides a more accurate cost of goods sold and ending inventory value at the lower of cost or market for each reporting period. The retrospective application of this accounting change impacted both segment and consolidated operating income, as well as consolidated net income for all comparable periods presented.

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